EXHIBIT 99.1

Urgently Announces Appointment of Alex Zyngier to Board of Directors

VIENNA, VA – January 27, 2025 – Urgent.ly Inc. (Nasdaq: ULY) (“Urgently” or “the Company”), a U.S.-based leading provider of digital roadside and mobility assistance technology and services, announced today its board of directors has appointed Alex Zyngier to serve as a member of the board, effective January 23, 2025.

“Alex is a seasoned leader with a proven track record of navigating complex business challenges and driving growth,” said Matt Booth, Chief Executive Officer and President of Urgently. “With over 30 years of investment, strategy, governance and operating experience across a range of industries, Alex brings a wealth of expertise to Urgently as the Company continues to transform the roadside assistance industry. We are thrilled to welcome him to our board and look forward to his contributions.”

“I am honored to join the Board of Directors at Urgently, a company at the forefront of digital innovation in roadside assistance,” said Alex Zyngier. “Since debuting as a public company, Urgently has made remarkable progress in driving margin expansion through financial and operational improvements, while continuing to deliver an exceptional customer experience and value to its partners. In addition, the Company has demonstrated positive traction in the marketplace, as evident by the significant contract renewals, expansions and new customer wins. Urgently is at an exciting point in its growth, and I look forward to working with the board and leadership team to help drive strategic initiatives, enhance operational excellence, and expand Urgently’s impact on the mobility ecosystem.”

Alex is the Founder and Managing Director of Batuta Capital Advisors, a private investment and advisory firm. He currently serves as Chairman of the Board for COFINA and EVO Transportation, as well as a director for various public and private companies, including Atari SA, Nu Ride, SlamCorp and Unifin Financiera. His extensive experience includes leadership roles in complex transactions, mergers and acquisitions, and strategic financial advisory. Alex’s diverse background spans roles as a Portfolio Manager at Alden Global/Smith Management, Goldman Sachs, and Deutsche Bank, focusing on distressed investments and special situations. He has also served as an Engagement Manager at McKinsey & Co. and a Technical Brand Manager at Procter & Gamble. His educational background includes an MBA in Finance and Accounting from the University of Chicago and a Bachelor of Science in Chemical Engineering from UNICAMP.

About Urgently

Urgently is focused on helping everyone move safely, without disruption, by safeguarding drivers, promptly assisting their journey, and employing technology to proactively avert possible issues. The company’s digitally native software platform combines location-based services, real-time data, AI and machine-to-machine communication to power roadside assistance solutions for leading brands across automotive, insurance, telematics and other transportation-focused verticals. Urgently fulfills the demand for connected roadside assistance services, enabling its partners to deliver exceptional user experiences that drive high customer satisfaction and loyalty, by delivering innovative, transparent and exceptional connected mobility assistance experiences on a global scale. For more information, visit www.geturgently.com.

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